Exhibit 99.1

Gray Media Completes Offering of $70 Million of Additional 7.250% Senior Secured First Lien Notes due 2033 and Repurchases $50 million of Series A Preferred Stock

Atlanta, Georgia– July 1, 2026 – On June 30, 2026, Gray Media, Inc. (“Gray,” the “Company,” “we” or “our”) closed a private placement of $70 million of aggregate principal amount of the Company’s 7.250% Senior Secured First Lien Notes due 2033 (the “Additional Notes”). The Additional Notes were sold to accredited investors at a price of par plus accrued interest from and including February 15, 2026.

The proceeds of the Additional Notes were used: (i) to fund $40 million in purchase price consideration for the first closing under Gray’s American Spirit Media, LLC transaction announced earlier today and (ii) to fund the Company’s repurchase of an aggregate of 50,000 shares of Series A Perpetual Preferred Stock of the Company having an aggregate liquidation preference of $50 million for a total purchase price of $30 million plus accrued but unpaid dividends.

Following the completion of these transactions, we have outstanding $845 million of aggregate principal amount of 7.250% Senior Secured First Lien Notes due 2033 and 600,000 shares of our Series A Perpetual Preferred Stock with an aggregate liquidation preference of $600 million.

The Additional Notes are part of the same issuance of, and rank equally and form a single series with, the outstanding $775 million aggregate principal amount of the Company’s 7.250% Senior Secured First Lien Notes due 2033 (the “Existing Notes”), which were issued in July 2025. The Additional Notes have substantially identical terms to the Existing Notes. The Additional Notes have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws. The Additional Notes and related guarantees were offered and sold in a private transaction in reliance on an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended, and the provisions of Regulation D thereunder.

About Gray Media:

Gray Media, Inc. (NYSE: GTN) is a multimedia company headquartered in Atlanta, Georgia. We are the nation’s largest owner of top-rated local television stations and digital assets. As of May 15, 2026, we serve 117 full-power television markets that collectively reach approximately 37% of US television households. The portfolio includes 78 markets with the top-rated television station and 101 markets with the first and/or second highest rated television station in average all-day ratings across the 116 of such markets that were measured by Nielsen in 2025. We also own the largest Telemundo Affiliate group with 46 markets and Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Our additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios.

Gray Contact:

Jeffrey R. Gignac, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Alan Gould, Vice President, Investor Relations, 404-266-8333

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